Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

IMMUNOPRECISE ANTIBODIES LTD.
3204-4464 Markham Street
Victoria, BC V8Z 7X8

(the “Company”)

Item 2.	Date of Material Change

March 31, 2020

Item 3.	News Release

The news release was issued on March 31, 2020 and was disseminated by Newswire.

Item 4.	Summary of Material Change

The Company announced that it has extended the maturity date for $2,000,000 of previously issued debentures from March 26, 2020 to September 26, 2020. The Company completed its settlement of $700,000 of previously issued debentures and interest of $46,875 accrued thereon by issuing 1,244,792 common shares at a price of $0.60 per share.

Item 5.	Full Description of Material Change

Please refer to the Company’s news release disseminated on March 31, 2020, a copy of which is attached hereto.

Item 6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

None.

Item 8.	Executive Officer

For further information, please contact:

Jennifer Bath
Chief Executive Officer
(250) 483-0308

Item 9.	Date of Report

April 7, 2020

ImmunoPrecise Announces Extension of Debentures and Completion of Debt Settlement of Previously Issued Debentures

NEWS PROVIDED BY

ImmunoPrecise Antibodies Ltd.→

Mar 31, 2020, 09:40 ET

VICTORIA, March 31, 2020 /CNW/ - IMMUNOPRECISE ANTIBODIES LTD. (the “Company” or “IPA”) (TSX VENTURE: IPA) (OTC QB: IPATF) announces that it has extended maturity date for $2,000,000 of previously issued debentures from March 26, 2020 to September 26, 2020.

The Company is also pleased to announced that it has completed its settlement of $700,00 of previously issued debentures and interest of $46,875 accrued thereon by issuing 1,244,792 common shares at a price of $0.60 per share (the “Debt Settlement”). The purpose of the Debt Settlement is to reduce the ongoing debt obligations of the debentures. The shares will be subject to a four month hold period expiring on July 27, 2020.

About ImmunoPrecise Antibodies Ltd.

The Company is an international, full-service, therapeutic antibody discovery company offering species agnostic advancements such as the B cell SelectTM progressive single-cell interrogation technology and the DeepDisplayTM custom, transgenic animal phage libraries, as well as the AbthenaTM bispecific program. IPA is focused on the next generation of antibody discovery, to deliver the most therapeutically-relevant antibodies, in a shorter period of time, with the highest probability of succeeding to clinical trials.

The Company’s antibody discovery and development are conducted in Utrecht and Oss, the Netherlands (U-Protein Express and IPA Europe, respectively), and in Victoria, British Columbia (IPA Canada). The Company operates globally to offer a continuum of superior antibody services, transforming the face of therapeutic discovery, by decreasing turnaround time and risk, and promoting clinical success.

Forward Looking Information

This news release contains statements that, to the extent they are not recitations of historical fact, may constitute “forward-looking statements” within the meaning of applicable Canadian securities laws. The Company uses words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “believe”, “intend” and similar expressions to identify forward-looking statements. Any such forward-looking statements are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments. However, whether actual results and developments will conform to the Company’s expectations and predictions is subject to any number of risks, assumptions and uncertainties. Many factors could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements contained in this news release. The forward-looking statements contained herein speak only as of the date of this press release and, unless required by applicable law, ImmunoPrecise undertakes no obligation to publicly update or revise such information, whether as a result of new information, future events or otherwise.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

SOURCE ImmunoPrecise Antibodies Ltd.

For further information: For investor relations please contact: Frederick Chabot, Phone: 1-438-863-7071, Email: frederick@contactfinancial.com, Contact Financial Corp., 1450 - 701 West Georgia St., Vancouver, BC V7Y 1G5

Related Links

www.immunoprecise.com